NAI-1506302775v5    2

NAI-1506302775v5
PERFORMANCE SHARES AWARD AGREEMENT

Corporation:	Louisiana-Pacific Corporation, a Delaware corporation (“Corporation”)

Awardee:	[Employee name] (“Participant”)

Plan:	Louisiana-Pacific Corporation 2013 Omnibus Stock Award Plan (the “Plan”)

Target Award:	Target number of [XXX] Share units, each unit representing a right to receive one Share subject to the terms and conditions of this Agreement (“Performance Shares”)

Grant Date:	__________ ___, 20___ (“Grant Date”)

Corporation and Participant agree as follows:
1.    Defined Terms. Capitalized terms used but not otherwise defined in this Performance Shares Award Agreement (this “Agreement”) and the Statement of Performance Objectives have the meanings given them in the Plan. As used in this Agreement and the Statement of Performance Objectives:
(a)    “Performance Objectives” means the performance goals established by the Administrator for the Performance Period as described in the Statement of Performance Objectives.
(b)    “Performance Period” shall mean the period commencing on __________, 20__ and ending on ____________, 20__.
(c)    “Statement of Performance Objectives” shall mean the statement of Performance Objectives as approved by the Administrator with respect to the Performance Shares on the Grant Date and thereafter communicated to Participant.
(d)    “Vesting Date” shall mean _________, 20__.
2.    Grant of Award of Performance Shares. As of the Grant Date, Corporation has granted to Participant an Award covering the number of Performance Shares set forth above, payment of which depends on Corporation’s performance as set forth in the Statement of Performance Objectives, as determined and certified by the Administrator in its sole discretion. Subject to the attainment of the Performance Objectives, Participant may earn between 0% and 200% of the target award of Performance Shares.
3.    Acknowledgment. Participant acknowledges that the Award of Performance Shares is subject to the terms and conditions set forth in this Agreement, in the Statement of Performance Objectives and in the Plan.
4.    Normal Earning of Performance Shares. Except as otherwise provided herein, Performance Shares covered by this Agreement shall only be earned and result in payment, at the time described in Section 6, after completion of the Performance Period and only if they are earned as provided in this Section 4. Except as otherwise provided herein, no Performance Shares will result in payment unless Participant remains continuously employed by Corporation or a Subsidiary through the Vesting Date. For purposes of this Agreement, “continuously employed” means the absence of any interruption or termination of Participant’s employment with Corporation or with a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of sick leave, military leave or any other leave of absence approved by Corporation or in the case of transfers between locations of Corporation and its Subsidiaries.
5.     Alternative Earning of Performance Shares; Forfeiture.
(a)    Effect of Death or Disability. If Participant dies or becomes Disabled prior to the Vesting Date, then, if the Performance Shares have not previously Vested or been forfeited, a number of Performance Shares shall be earned and result in payment, at the time described in Section 6, in an amount equal to the product of (i) (A) if the date of such death or Disability occurs after the last day of the Performance Period, the number of Performance Shares that would have resulted in payment in accordance with the terms of Section 4 if Participant had remained in the continuous employ of Corporation or a Subsidiary from the Grant Date until the Vesting Date, or (B) if the date of such death or Disability occurs on or before the last day of the Performance Period, the target number of Performance Shares, multiplied by (ii) a fraction (in no case greater than 1), the numerator of which is the number of whole months from the first day of the Performance Period through the date of such death or Disability, and the denominator of which is 36.
(b)    Effect of Change of Control. In the event a Change of Control occurs prior to the Vesting Date and while Participant is in continuous employment with Corporation or any Subsidiary, then, to the extent the Performance Shares have not previously been forfeited, the Performance Shares covered by this Agreement shall be deemed earned (i) if the date of such Change of Control occurs after the last day of the Performance Period, the number of Performance Shares that would have resulted in payment in accordance with the terms of Section 4 if Participant had remained in the continuous employ of Corporation or a Subsidiary from the Grant Date until the Vesting Date, or (ii) if the date of such Change of Control occurs on or before the last day of the Performance Period, at the target level of performance. Performance Shares that are earned as described in this Section 5(b) will be paid at the time described in Section 6.
(c)    Effect of Retirement. If Participant experiences a termination of employment because of Participant’s Retirement (as defined below) on or after the first anniversary of the Grant Date but prior to the Vesting Date, then, if the Performance Shares have not previously Vested or been forfeited, a number of Performance Shares shall be earned and result in payment, at the time described in Section 6, in an amount equal to the number of Performance Shares that would have resulted in payment in accordance with the terms of Section 4 or Section 5(b) (as applicable) if Participant had remained in the continuous employ of Corporation or a Subsidiary from the Grant Date until the Vesting Date or the occurrence of a Change of Control (whichever occurs first). For purposes of this Agreement, “Retirement” shall mean the voluntary termination of Participant’s employment with Corporation and its Subsidiaries if (i) Participant is then at least age 55 and has completed at least twenty (20) years of continuous service with Corporation or a Subsidiary, (ii) Participant is then at least age 60 and has completed at least ten (10) years of continuous service with Corporation or a Subsidiary or (iii) Participant is then at least age 65 and has completed at least five (5) years of continuous service with Corporation or a Subsidiary.
(d)    Forfeiture. In the event that Participant ceases to be continuously employed by Corporation or a Subsidiary prior to the Vesting Date and before the occurrence of a Change of Control, in a manner other than as specified in Sections 5(a) or 5(c) hereof, Participant will immediately and automatically forfeit all Performance Shares subject to the Award, and Participant will cease to have any rights with respect to such Performance Shares. In addition, any Performance Shares that are not earned pursuant to Section 4, or alternatively in Section 5, shall be forfeited.
6.    Form and Time of Payment of Performance Shares.
(a)    General. Payment of any Performance Shares that become earned as set forth herein will be made in the form of Shares. Except as provided in Section 6(b), payment shall be made between the Vesting Date and March 15, 20__, after the determination and certification by the Administrator of the level of the attainment of the Performance Objectives.
(b)    Alternative Payment Events. Notwithstanding Section 6(a), to the extent the Performance Shares are earned due to Participant’s death or Disability or a Change of Control as provided in Section 5, then payment of the Shares will be made within 74 days of such death, Disability or Change of Control (as applicable). Notwithstanding anything herein to the contrary, the Shares will be paid in all events within the short-term deferral period for purposes of Section 409A of the Code.
7.     Dividend Equivalents, Voting and Other Rights. During the Performance Period for any Award of Performance Shares, Participant will not have any rights as a stockholder with respect to the Performance Shares (until the time Shares have been issued in settlement of the Performance Shares as described in Section 6). From and after the Grant Date and until the earlier of (a) the time when the Performance Shares Vest and are paid in accordance with Section 6 hereof or (b) the time when Participant’s right to receive Shares in payment of the Performance Shares is forfeited, on the ex-dividend date with respect to any cash or other distribution or dividend (if any) to holders of Shares generally, Participant shall be credited with additional Performance Shares equal in value, as determined by the Administrator, to such distribution (rounded to the nearest whole number of Performance Shares). Any Performance Shares credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including Vesting, payment and forfeitability) as apply to the Performance Shares based on which they were credited, and such amounts shall be paid in Shares at the same time as the Performance Shares to which they relate.
8.    Performance Shares Nontransferable. Until payment is made to Participant as provided herein, neither Performance Shares granted hereby nor any interest therein or in the Shares related thereto shall be transferable other than by will or the laws of decent and distribution.
9.     Tax Withholding. To the extent that Corporation or any Subsidiary is required to withhold any federal, state, or local taxes of any kind required by law with respect to the payment of earned Performance Shares pursuant to this Agreement, it shall be a condition that Participant made arrangements satisfactory to Corporation for the satisfaction of any such withholding tax obligations. Corporation will not be required to make any such payment until such obligations are satisfied. Participant may elect that all or any part of such withholding requirement be satisfied by retention by Corporation of a portion of the Shares that may be issued in connection with earned Performance

Shares. If such election is made, the Shares so retained shall be credited against such withholding requirement at the fair market value per Share of such Shares on the date of such delivery. In no event will the fair market value of the Shares to be withheld pursuant to this Section 9 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.
10.    Miscellaneous.
(a)    Compliance With Law. Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, Corporation shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
(b)    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Participant. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Corporation without the consent of Participant). If the event triggering the right to payment under this Agreement is Participant’s “separation from service” with Corporation or any Subsidiary within the meaning of Section 409A(a)(2)(A)(i) of the Code and Participant is a “specified employee” as determined pursuant to procedures adopted by Corporation in compliance with Section 409A of the Code, then, to the extent necessary to comply with the provisions of Section 409A of the Code, issuance of the Shares will be made to Participant on the earlier of the first day of the seventh month after the date of Participant’s “separation of service” with Corporation and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) or the date of Participant’s death.
(c)    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.
(d)    No Employment Rights. The grant of the Award of Performance Shares under this Agreement to Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Award of Performance Shares and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon Participant any right to be employed or remain employed by Corporation or any of its Subsidiaries, nor limit or affect in any manner the right of Corporation or any of its Subsidiaries to terminate the employment or adjust the compensation of Participant.
(e)    Relation to Other Benefits. Any economic or other benefit to Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Corporation or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Corporation or any of its Subsidiaries.
(f)    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (i) no amendment shall materially adversely affect the rights of Participant under this Agreement without Participant’s written consent, and (ii) Participant’s consent shall not be required to an amendment that is deemed necessary by Corporation to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
(g)    Adjustments. The Performance Shares and the number of Shares issuable for the Performance Shares and the other terms and conditions of the Award evidenced by this Agreement are subject to adjustment as provided in Section 12 of the Plan.
(h)    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
(i)    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Administrator acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

(j)    Successors and Assigns. Without limiting the provisions of this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Participant, and the successors and assigns of Corporation.
(k)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
(l)     Repayment Obligation.
(i)    Notwithstanding anything in this Agreement to the contrary, Participant acknowledges and agrees that this Agreement and the Award described herein (and any settlement thereof) are subject to the terms and conditions of Corporation’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
(ii)    Without limiting the foregoing, in the event that (A) Corporation issues a restatement of financial results to correct a material error, (B) the Administrator determines, in good faith, that Participant’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (C) some or all of the Performance Shares that were granted and/or earned during the three-year period prior to such restatement would not have been granted and/or earned, as applicable, based upon the restated financial results, Participant shall immediately forfeit to Corporation (as applicable) any outstanding Performance Shares, return to Corporation any Shares received under this Award and/or the pre-tax income derived from any disposition of the Shares previously received in settlement of Performance Shares that would not have been granted and/or earned based upon the restated financial results (the “Repayment Obligation”). This Repayment Obligation shall be in addition to any Compensation Recovery Policy that is adopted by Corporation or any compensation recovery that is otherwise required by applicable law; provided, however, that there shall be no duplication of recovery under this Agreement and any of 15 U.S.C. Section 7243 (Section 304 of the Sarbanes-Oxley Act of 2002) or Section 10D of the Exchange Act.
(m)    Acknowledgement. Participant acknowledges that Participant (i) has received a copy of the Plan, (ii) has had an opportunity to review the terms of this Agreement and the Plan, (iii) understands the terms and conditions of this Agreement and the Plan and (iv) agrees to such terms and conditions.
(n)    Electronic Delivery. Corporation may, in its sole discretion, deliver any documents related to the Performance Shares and Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by Corporation or another third party designated by Corporation.

[signature page follows]
IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed on its behalf by its duly authorized officer and Participant has executed this Agreement, effective as of the Grant Date first written above.

Corporation:	LOUISIANA-PACIFIC CORPORATION _____________________________________ By: [officer name] Its: [officer title]
Participant:
[Participant name]